Exhibit 99.1

Company Appoints New Chief Executive Officer

Co-Founder and Chairman Robin Ross Accepts Expanded Role

Bakersfield, CA, July 15, 2024 – Trio Petroleum Corp (NYSE American: “TPET”, “Trio” or the “Company”), a California-based oil and gas company, today announced that it has appointed Robin Ross as its new Chief Executive Officer, effective July 11, 2024. Mr. Ross recently rejoined the Company as the Chairman of the Board. Mr. Ross co-founded Trio and was instrumental in his prior role in bringing the Company public and executing its initial public offering to fund the exploration and development of the Company’s initial oil and gas properties in central California.

“We are excited for Mr. Ross to take on this new and expanded role with Trio,” commented Michael Peterson, the outgoing CEO of Trio. “As a long-standing director of Trio, I benefited from a strong working relationship with Robin, and I was a vocal advocate for his taking the reins of the Company as we look to see it grow and succeed for many years to come.

“When I accepted the position of CEO of Trio, it was understood that it would be on a temporary basis, and during my tenure, the primary objective was to transition the Company from an exploration-based business to a financial stable, cash flowing enterprise with a diversified portfolio of oil and gas assets. My first action was to acquire a working interest in the McCool Ranch Field where we could immediately restart wells as well as have the ability to quickly drill new wells in a proven field. I believe that we accomplished that objective, having resumed oil and gas sales from production in our Presidents Field and in McCool Ranch assets. I also facilitated the Company’s obtaining a working interest in the Asphalt Ridge tar sand project in northeastern Utah. We have since drilled two very promising wells on that asset with our operating partners, and we believe this has the potential to become Trio’s largest near-term source of value and cash flow contribution.”

“I am very pleased to assume this new leadership position with Trio,” commented Mr. Ross. “I see this as a natural and logical path forward for myself and the Company. My strength is in evaluating and correctly identifying high ceiling value opportunities in the oil and gas industry. I was fortunate to play a central role in sourcing and acquiring both Trio’s South Salinas Project and the Asphalt Ridge tar sand play. I am passionate about finding hidden gems in this industry and I have been very fortunate to be right multiple times and at scale.”

“I want to take this opportunity to personally thank Mike for all he has done to enhance the value and investment profile of Trio Petroleum by cleaning up the balance sheet, bringing on two exciting and now producing assets in McCool Ranch and Asphalt Ridge which, I believe, stabilized Trio as a fundamentally sound operation in just a few short months. The Company is much better positioned for future growth now because of his hard work. I am excited to take the ball from here and turn my attention to finding additional attractive assets to add to our growing asset base,” concluded Mr. Ross.

“Our newest asset, the Asphalt Ridge Project in Utah has its first two wells drilled and completed. We have begun heat treatment on one well, and the second is slated to shortly follow. We expect that within 30 days, we will begin meaningful production on the Asphalt Ridge Project, adding yet another source of predictable cash flows to our business.”.

Mr. Ross continued, “We expect to increase oil production and cash flow at all of our current assets. McCool Ranch is producing currently primarily from one well and we intend to have five producing wells there in the near term. We are also taking steps to increase production at Presidents Field.

About Trio Petroleum Corp

Trio Petroleum Corp is an oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County, California, and Uintah County, Utah. In Monterey County, Trio owns 85.75% working interest in 9,245 acres at the Presidents and Humpback oilfields in the South Salinas Project, and 21.92% working interest in 800 acres in the McCool Ranch Field. In Uintah County, Trio owns 2.25% working interest in 960 acres and options to acquire up to 20% working interest in the 960 acres, in an adjacent 1,920 acres, and in the greater 30,000 acres of the Asphalt Ridge Project.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release of Trio Petroleum Corp (“Trio”) and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors section of the Trio’s S-1 filed with the Securities and Exchange Commission (SEC). Copies are of such documents are available on the SEC’s website, www.sec.gov . Trio undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Redwood Empire Financial Communications

Michael Bayes

(404) 809 4172

michael@redwoodefc.com